Exhibit D

UNITED STATES BANKRUPTCY COURT
FOR THE EASTERN DISTRICT OF LOUISIANA

In re:	Chapter 11
ENTERGY NEW ORLEANS, INC.,	Case No. 05-__________

Debtor.

MOTION FOR AN ORDER (I) AUTHORIZING THE DEBTOR TO OBTAIN POST-PETITION FINANCING PURSUANT TO 11 U.S.C.  105(a), 361, 364(c) AND 364(d), (II) GRANTING ADEQUATE PROTECTION TO CERTAIN PREPETITION SECURED PARTIES PURSUANT TO 11 U.S.C.  361 AND 363, AND (III) SCHEDULING A FINAL HEARING PURSUANT TO BANKRUPTCY RULE 4001(c)

Entergy New Orleans, Inc., the debtor-in-possession in the above-captioned proceeding (the "Debtor"), hereby moves this Court (the "Motion") for entry of an interim order, in substantially the form attached hereto as Exhibit A (the "Interim Order"), (i) authorizing the Debtor to enter into an uncommitted revolving post-petition credit facility with Entergy Corporation ("Entergy"), the Debtor's parent company, and, at the hearing on final approval of this Motion (the "Final Hearing"), authorizing the priming of certain prepetition secured parties' liens pursuant to 11 U.S.C.  105(a), 361, 364(c) and 364(d); (ii) authorizing the Debtor to use cash collateral pursuant to 11 U.S.C. 363; (iii) granting adequate protection to certain prepetition secured parties pursuant to 11 U.S.C.  361 and 363; and (iv) scheduling the Final Hearing pursuant to Fed. R. Bankr. P. 4001(c).

In support of this Motion, the Debtor respectfully states as follows:

INTRODUCTION

This bankruptcy case was precipitated by the unanticipated and devastating impact of Hurricane Katrina on the City of New Orleans and on the Debtor. Although paling by comparison to its tragic personal impact on the residents of the City, the hurricane also dealt a body blow to the Debtor. Substantial portions of the Debtor's facilities were destroyed, its revenues were disrupted and, with the evacuation of the City eliminated, at least in the short term. In addition, the ability of the Debtor's customer base to pay utility bills - which is directly linked to the fortunes of the City - has been significantly impaired.

Although the Debtor is optimistic that its fortunes will rise with the City's redevelopment and economic resurrection, it also must recognize that the path to recovery will be a difficult one and fraught with substantial uncertainty. The purpose of this bankruptcy filing - consistent with the fundamental goals of the bankruptcy laws - is to provide the Debtor with the respite it needs to deal with the challenges caused by the hurricane, and to enable it to address the interests of its creditors, employees, and the customers which it is dedicated to serve.

The Debtor's most pressing concern, and the immediate cause of its bankruptcy filing, is the liquidity crisis resulting from the hurricane's severe disruption to operations. The Debtor estimates that over one hundred thousand of its customers are currently unable to accept electric and gas service, and will remain unable to accept such service for a period of time that cannot yet be determined. Other customers in the New Orleans area who have had their utility services restored have been displaced by Hurricane Katrina. The severe disruption in the lives and fortunes of the City's residents has shattered the ordinary cycle of residents' payment of their utility bills. The severe disruption in the delivery of mail in the greater New Orleans area has further compounded this problem. As a result, since the onset of Hurricane Katrina, the Debtor's cash receipts have been significantly below normal levels.

The Debtor's need to make cash payments has continued, however, primarily due to recurring obligations under fuel and purchased power contracts. The Debtor also faces extraordinary storm restoration costs, as it struggles to restore service to the City and to maintain the safety and security of its operations. Given the devastating impact on its own resources, the Debtor lacks sufficient liquidity to meet these ongoing obligations, and therefore seeks authority to enter into a priming debtor-in-possession financing facility.

Entergy has agreed on an interim basis to advance up to $150 million in financing, on a discretionary basis, to meet the Debtor's immediate liquidity needs. The Debtor and Entergy are still discussing the extent to which Entergy would be willing to provide additional financing. It is contemplated, however, that any such additional financing would only be made on a first priority lien basis pursuant to a priming facility approved under 11 U.S.C.  364(d), and the interim financing will be immediately repayable if a final order approving the proposed credit facility, in form and substance satisfactory to Entergy, is not entered.

Given the impact of Hurricane Katrina on the Debtor's existing plant and property, the Debtor believes (as more fully discussed below) that the interests of its current first mortgage bondholders and other prepetition secured creditors are adequately protected, because the proposed expenditures will preserve and enhance the value of the Debtor's assets, which otherwise could have little value. That being said, however, the Debtor is not seeking at this time to impose a priming lien with respect to the $150 million loan that is the subject of this Motion. Rather, it seeks to provide Entergy with (a) a lien on any unencumbered assets; (b) a junior lien on any assets subject to existing liens; and (c) in the event a priming lien is granted in connection with a final order approving the proposed financing, that this $150 million advance and all future advances will also have the benefit of the priming lien on a nunc pro tunc basis.

Thus, the purpose of this Motion is two-fold - to authorize up to $150 million of interim financing under the DIP Facility, and to establish dates and procedures for final approval, on a priming lien basis, of an aggregate of up to $200 million of financing (including the $150 million of interim financing) under the DIP Facility (as defined below). The Debtor respectfully submits that both the interim financing and the permanent financing are critical to enable the Debtor to meet its immediate and future working capital and operational needs, and the Debtor accordingly urges that such financing be approved.

STATUS OF THE CASE AND JURISDICTION

    On September 23, 2005 (the "Petition Date"), the Debtor filed a petition for relief under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code").
    The Debtor is continuing in possession of its properties and has continued to operate its business as a debtor-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No official committee has yet been appointed in this chapter 11 case.
    The Court has jurisdiction over this Motion pursuant to 28 U.S.C.  157 and 1334. Venue is proper in this district pursuant to 28 U.S.C.  1408 and 1409. This matter is a core proceeding within the meaning of 28 U.S.C.  157(b)(2). The statutory predicates for the relief requested herein are sections 105, 361, 363, 364(c) and 364(d) of the Bankruptcy Code and Rule 4001(c) of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules").

BACKGROUND OF THE DEBTOR

    The Debtor is a wholly-owned subsidiary of Entergy, a public utility holding company subject to the Public Utility Holding Company Act of 1935. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear power generator in the United States. Entergy delivers electricity to approximately 2.7 million utility customers in Arkansas, Louisiana, Mississippi and Texas.
    The Debtor has served New Orleans for more than 80 years. The Debtor served approximately 190,000 electric and 147,000 gas customers in Orleans Parish as of December 2004. The Debtor is subject to retail regulatory jurisdiction of the Council of the City of New Orleans.
    Total restoration costs for the repair and/or replacement of the Debtor's electric and gas facilities damaged by Hurricane Katrina and business continuity costs are estimated to range from $325 million to $475 million. This cost estimate does not include other potential incremental losses that cannot be estimated at this time, nor does it include ordinary course expenses such as payroll, maintenance, and the purchase of electric power and gas.

RELIEF REQUESTED

    By this Motion, the Debtor requests that this Court enter an order:
      authorizing the Debtor to enter into a post-petition credit facility (the "DIP Facility") with Entergy pursuant to sections 364(c) and 364(d) of title 11 of the United States Code (the "Bankruptcy Code"), in the form of the DIP Credit Agreement attached hereto as Exhibit B (the "DIP Agreement");
      granting superpriority liens and claims to Entergy payable from, and having recourse to, all prepetition and post-petition property of the Debtor's estate and all proceeds thereof (provided that such liens shall not attach to avoidance actions or the proceeds thereof, except with respect to any avoidance actions against Entergy or its affiliates);
      authorizing the Debtor's use of cash collateral (as that term is defined in section 363 of the Bankruptcy Code);
      granting adequate protection to certain prepetition secured parties pursuant to sections 361 and 363 of the Bankruptcy Code; and
      scheduling the Final Hearing, to be held within thirty (30) days of the entry of the Interim Order, pursuant to Bankruptcy Rule 4001(c).

The Debtor anticipates that the final order approving the DIP Facility (the "Final Order") will have significantly broader provisions than the Interim Order and will provide additional rights and protections to Entergy. Copies of the Final Order will be available upon request from counsel to the Debtor prior to the Final Hearing. The interim financing provided pursuant to the Interim Order will be immediately repayable if the Final Order is not entered.

BACKGROUND TO THE RELIEF REQUESTED

    This Motion is brought on an emergency basis in light of the immediate and irreparable harm that will be suffered by the Debtor's estate if the proposed DIP Facility is not approved. The Debtor lacks sufficient liquidity to meet its obligations to fuel and gas suppliers, and it requires new financing to allow it to continue operating its business as a going concern and to rebuild the electric and gas infrastructure of the City of New Orleans.
    The Debtor has an immediate need to enter into the DIP Facility in order to permit the orderly continuation of its business operations, to maintain business relationships with its vendors and suppliers, to make payroll, to make capital expenditures, and to satisfy other working capital and operational needs. In the absence of immediate access to the DIP Facility, the Debtor could be compelled to curtail or even terminate its business operations - to the material detriment of its creditors, customers, employees and other parties in interest.
    The Debtor will demonstrate that the DIP Facility is a liquidity supplement that is narrowly tailored to bridge the approximately $150 million working capital shortfall the Debtor faces in its immediate future. As such, the DIP Facility will not in any way reduce the value of the prepetition secured parties' interests in their collateral. To the contrary, the DIP Facility will make possible the Debtor's continued operations and will thereby preserve, and indeed enhance, the value of such prepetition interests in collateral.

    I. PREPETITION FUNDED DEBT STRUCTURE

    The Debtor's prepetition debt structure is primarily composed of six (6) series of first priority mortgage bonds in the aggregate principal amount of $230 million, ranging in maturity dates from August 2008 to September 2029 (collectively, the "Mortgage Bonds"). The Mortgage Bonds are secured by first priority liens (the "Mortgage Liens") on certain property of the Debtor (the "Mortgage Collateral") pursuant to a Mortgage and Deed of Trust dated as of May 1, 1987 (as supplemented or amended from time to time, the "Indenture") by and among the Debtor, The Bank of New York (successor to Harris Trust Company of New York and Bank of Montreal Trust Company) as Trustee and Stephen J. Giurlando (successor to Mark F. McLaughlin and Z. George Klodnicki) as Co-Trustee. The Mortgage Collateral largely consists of utility plant and equipment, but it does not include the Debtor's cash, accounts receivable, personal property, mineral rights, general intangibles, and all products or materials generated by the Debtor in the ordinary course of business, including electric power and gas.
    In addition to the Mortgage Bonds, the Debtor has traditionally had two other sources of financing to meet its short-term liquidity needs: (i) a fully-drawn $15 million, 364-day secured credit facility (the "Hibernia Facility")1 with Hibernia National Bank ("Hibernia") dated June 6, 2005, and (ii) borrowings from Entergy's intercompany money pool, pursuant to which the Debtor had authority to borrow certain amounts from Entergy and certain affiliates. Neither facility is sufficient, in either the short- or the long-term, to provide the massive amounts of capital that the Debtor needs to operate in the interim, let alone to finance the restoration of its network.

    II. THE PROPOSED DIP FACILITY

    After carefully assessing its near-term liquidity needs, the Debtor has concluded that it needs immediate access to post-petition financing. The Debtor presently lacks the means to meet its near-term liquidity needs, which include (i) minimum purchase obligations under fuel and purchased power contracts, including $36 million in payments due on September 26, 2005 under certain gas supply agreements, (ii) ordinary course operating expenses, and (iii) network restoration costs.
    Because the Debtor does not believe that any commercial lender would extend credit on an unsecured basis, or even on a basis that is pari passu with the Mortgage Liens or with the Hibernian Lien, to a borrower in the Debtor's situation, prior to the Petition Date the Debtor engaged in discussions with Entergy regarding the terms of a possible priming facility that would allow the Debtor to immediately access up to $150 million in additional financing to satisfy its immediate funding needs. Following good faith negotiations, the Debtor and Entergy have reached an agreement on the following principal terms of the DIP Facility:2
      Borrower: Entergy New Orleans, Inc.
      Lender: Entergy Corporation.
      Facility Amount: Up to $150 million on an interim basis (the "Facility Amount") pending final approval of the DIP Facility. Upon final approval of the DIP Facility, the Facility Amount shall increase to $200 million;
      Purpose: The Debtor will use borrowings under the DIP Facility to fund its working capital and general corporate requirements, including electric and gas system restoration costs.
      Term: Borrowings shall be repaid in full, and the DIP Agreement shall terminate, at the earliest of (i) August 23, 2006, (ii) November 10, 2005, if a Final Order satisfactory to Entergy shall not have been entered on or prior to such date, (iii) the acceleration of the loans and the termination of the DIP Agreement in accordance with its terms, (iv) the date of the closing of a sale of all or substantially all of the Debtor's assets pursuant to section 363 of the Bankruptcy Code or a confirmed plan of reorganization, and (v) the effective date of a plan of reorganization in this chapter 11 case (the earliest such date, the "Maturity Date").
      Security: All borrowings by the Debtor under the DIP Facility shall at all times, subject to the Carve-Out (as defined below):
        pursuant to section 364(c)(1) of the Bankruptcy Code, be entitled to superpriority administrative claim status in this chapter 11 case;
        pursuant to section 364(c)(2) of the Bankruptcy Code, be secured by a perfected first priority lien on all Unencumbered Collateral;
        pursuant to section 364(c)(3) of the Bankruptcy Code, be secured by a perfected junior lien on all property of the Debtor subject to perfected and non-avoidable liens as of the Petition Date; and
        pursuant to section 364(d)(1) of the Bankruptcy Code, be secured by a perfected first priority, senior priming lien on all property of the Debtor that is subject to valid, perfected and non-avoidable liens in existence on the Petition Date (collectively, with the exception of the Hibernia Lien, the "Primed Liens"); provided, however, that the superpriority liens granted to Entergy pursuant to section 364(d)(1) of the Bankruptcy Code (the "DIP Liens") shall not be effective unless and until the Final Order is entered, in which case such priming liens shall be deemed to have been effective nunc pro tunc to the Petition Date;
      Carve-Out for Fees and Expenses of Retained Professionals: The superpriority claims and post-petition liens in favor of Entergy, including the DIP Liens, shall be subject to (i) in the event of the occurrence and during the continuance of an Event of Default (as defined in the DIP Agreement), the payment of allowed and unpaid professional fees and disbursements incurred by the Debtor and any statutory committee appointed in this chapter 11 case in an aggregate amount not to exceed $500,000, and (ii) the payment of all statutory fees incurred pursuant to 28 U.S.C.  1930 (collectively, the "Carve-Out").
      Interest Rate: Cost of Funds Rate (as defined in the DIP Agreement), which currently is approximately 4.6% per annum; provided, however, that no interest shall accrue under the DIP Facility prior to receipt of necessary approvals from the Securities and Exchange Commission, at which time each outstanding loan shall be deemed to have accrued interest at such rate nunc pro tunc to the date such loan was made.
      Events of Default: Failure to make payment of any installment of principal or interest when due and payable; the occurrence of any Change of Control (as defined in the DIP Agreement); failure of Entergy to receive, on or prior to November 30, 2005, approval from the Securities and Exchange Commission regarding the charging of interest under the DIP Facility or, in connection with entry of the Final Order, the full amount of the proposed DIP Facility and the priming lien; failure by either the Debtor or Entergy to receive other necessary governmental approvals and consents; the occurrence of an event having a materially adverse effect on the Debtor or its prospects; and customary bankruptcy-related defaults, including, without limitation, appointment of a trustee, "responsible person," or examiner with expanded powers, conversion of the Debtor's chapter 11 case to a case under chapter 7 of the Bankruptcy Code, and the Interim Order or the Final Order being stayed or modified or ceasing to be in full force and effect.
      Expenses: The Debtor agrees to pay all out-of-pocket expenses (including the reasonable fees and expenses of counsel) incurred by Entergy in connection with the preparation of the DIP Agreement and all related documents, and the enforcement of any provision of the DIP Agreement.

    The dip facility Satisfies the Requirements of 11 U.S.C.  364(d)

    Section 364(d)(1) of the Bankruptcy Code authorizes the debtor to incur senior secured debt or "priming" liens if: (a) the debtor is otherwise unable to obtain credit from an alternative source, and (b) the interests of the secured creditors whose liens are being primed by the DIP financing are adequately protected. Both requirements are satisfied in this case.

    A. The DIP Facility Represents the Best Credit Available to the Debtor

    The Debtor believes that the DIP Facility represents the best, if not the only, source of credit available to it at this time. It is settled that where few lenders are likely to be willing to extend the necessary credit to a debtor, "it would be unrealistic and unnecessary to require [the debtor] to conduct such an exhaustive search for financing." In re Sky Valley, Inc., 100 B.R. 107, 113 (Bankr. N.D. Ga. 1988). Furthermore, the Debtor believes that the DIP Facility will enable it to pursue its reorganization efforts in a manner that will maximize value for all parties in interest in this chapter 11 case. See, e.g., Bray v. Shenandoah Federal Savings & Loan Ass'n (In re Snowshoe Co.), 789 F.2d 1085, 1088 (4th Cir. 1986) ( 364 "imposes no duty to seek credit from every possible lender before concluding that such credit is unavailable").
    Significantly, the DIP Facility should be approved not only because comparable financing terms are not available elsewhere, "but also because the credit acquired is of significant benefit to the debtor's estate and [because] the terms of the proposed loan are within the bounds of reason, irrespective of the inability of the debtor to obtain comparable credit elsewhere." In re Aqua Assocs., 123 B.R. 192, 196 (Bankr. E.D. Pa. 1991) ("it is important for a bankruptcy court to make a qualitative assessment of the credit transaction in light of readily-available alternatives before granting any  364 motion"). The terms of the proposed DIP Facility will not only greatly benefit the Debtor's estate, but they are also fair and reasonable.

    B. The Interests of the Prepetition Secured Creditors Are Adequately Protected

    Section 361 of the Bankruptcy Code provides the following three non-exclusive examples of what may constitute adequate protection: (a) lump sum or cash periodic payments to the secured creditor to the extent that the use of its collateral will result in a decrease in value of such creditor's interest in the collateral; (b) additional or replacement liens to the extent that the use of collateral will cause a decrease in the value of such creditor's interest in the collateral; or (c) such other relief as will result in the realization by such creditor of the indubitable equivalent of its interest in the collateral. See 11 U.S.C.  361. The last category is regarded as a catch all, "allowing courts discretion in fashioning the protection provided to a secured party" and permitting the debtor maximum flexibility in structuring its adequate protection proposal. See Resolution Trust Corp. v. Swedeland Dev. Group, Inc. (In re Swedeland Dev. Group, Inc.), 16 F.3d 552, 564 (3d Cir. 1994) ("Swedeland").
    The goal of adequate protection is to protect a secured creditor from the diminution in value of its interest in collateral during the reorganization process. See, e.g., Swedeland, 16 F.3d at 564 (an adequate protection proposal "should provide the pre-petition secured creditor with the same level of protection it would have had if there had not been post-petition superpriority financing"); In re 848 Brickell Ltd., 243 B.R. 142, 148 (S.D. Fla. 1998). This is true irrespective of whether the prepetition creditor is oversecured or undersecured - the protection to which the secured creditor is entitled is protection against any subsequent decrease in such creditor's interest in collateral that may be occasioned by the debtor's use thereof. See, e.g., 11 U.S.C.  361; In re Continental Airlines, Inc., 154 B.R. 176, 180 (Bankr. D. Del. 1993) (creditors only entitled to adequate protection for any decline in the value of their collateral).
    The determination of whether a prepetition creditor's interest in collateral is adequately protected is made on a case by case basis, upon consideration of several factors. See In re Franklin Pembroke Venture II, 105 B.R. 276, 278 (Bankr. E.D. Pa. 1989) (adequate protection is measured by an analysis of all of the relevant facts, with a particular focus upon the value of the collateral, the likelihood that it will depreciate or appreciate over time, and the debtor's prospects for a successful reorganization). As one court stated, "We believe that such a 'holistic approach' is particularly pertinent to consideration of a  364(d) motion, where the potential of the advance of credit to allow the formulation of a successful plan and thereby benefit the debtor's estate, and the interests of all its creditors, including secured creditors which it attempts to prime, is at issue." Aqua Assocs., 123 B.R. at 197. Where, as here, the proposed DIP Facility will benefit all creditors by making possible the Debtor's continued operations and its successful reorganization, thus preserving the Debtor's substantial going concern value, adequate protection is easily established.
    This is particularly true where the proposed priming facility will augment (or preserve) the value of the prepetition secured creditor's collateral. Absent continuing expenditures by the Debtor for necessary operations and repair to its facilities, the assets which comprise the prepetition collateral would be essentially valueless. Indeed, if the necessary expenditures are not made, the Debtor will not be able to meet its obligations to provide service to residents of the City of New Orleans, and its franchise to provide such service would be impaired. Moreover, absent necessary emergency and longer term capital expenditures, proposed to be financed (at least in part) through the DIP Facility, the existing assets which now comprise collateral would be inadequate to allow continued service, and their value would be dramatically reduced if not entirely eliminated. Thus, expenditures by the Debtor to maintain operations and effect repairs will preserve and enhance the current value of the assets comprising the prepetition collateral, and the DIP Facility is thus appropriately approved on a priming basis.
    It is well established that adequate protection exists by virtue of augmentation (or preservation) of the value of a secured creditor's collateral of the type proposed here. See, e.g., Sky Valley, 100 B.R. at 114 ("an increase in the value of the collateral generated by the improvements resulting from the superpriority financing could constitute adequate protection"); Aqua Assocs., 123 B.R. at 198-99 (approving priming loan because loan proceeds would be used to enhance the value of the secured creditor's collateral); In re Ralar Distributors, Inc., 166 B.R. 3, 6 (Bankr. D. Mass. 1994) ("[a]ctivities of a debtor can enhance collateral value and thereby provide adequate protection"); In re T.H.B. Corp., 85 B.R. 192, 195 (Bankr. D. Mass. 1988) (finding adequate protection where proceeds of accounts receivable were being used to generate new inventory and accounts, thus resulting in stability in collateral value); In re Pine Lake Village Apartment Co., 19 B.R. 819, 826 (Bankr. S.D.N.Y. 1982) (creditor was adequately protected where debtor used cash collateral to maintain and preserve the value of the collateral).
    For example, in In re Stein, 19 B.R. 458, 460 (Bankr. E.D. Pa. 1982), the court allowed the debtor's use of cash collateral even though the prepetition creditor was undersecured and had no equity cushion in place because it found that the Debtor's use of the cash collateral was necessary to its continued operations and that "[the creditor's] secured position can only be enhanced by the continued operation of the [debtor's business]." Similarly, in In re Pursuit Athletic Footwear, Inc., 193 B.R. 713, 716-17 (Bankr. D. Del. 1996), the court found that the secured creditor was adequately protected because there was no post-petition diminution in the value of its collateral and the debtor was operating profitably post-petition. See also In re Ledgemere Land Corp., 125 B.R. 58, 62 (Bankr. D. Mass. 1991) (cash collateral usage authorized where debtor's construction and marketing efforts adequately protected creditor's interest in collateral through realization of fair market rather than liquidation value).
    The Debtor will demonstrate that the DIP Facility will preserve and indeed augment the value of the prepetition secured creditors' (the "Prepetition Creditors") interest in their collateral, by both preserving the existing asset base and by allowing the Debtor to restore its operations, which will necessarily enhance the current value of the Debtor's business. The Debtor had an uninterrupted historical track record of profitable operations prior to the hurricane, reflecting substantial positive operating income and EBITDA over a number of years. As noted, the DIP Facility is not "value dilutive" at all, but instead will almost certainly augment the present value of the Prepetition Creditors' collateral.
    In contrast, the impact on the Prepetition Creditors' collateral if the DIP Facility is not approved will be devastating. If the DIP Facility is not approved, the Debtor will not be able to access the liquidity necessary to continue operating. In that case, the Debtor would almost certainly be forced to cease operations within days and would ultimately liquidate. Unquestionably - and setting to one side the impact on the citizens of New Orleans - the value of the Prepetition Creditors' collateral in this scenario would be vastly less than the value of their collateral in a going concern scenario with the DIP Facility in place.
    Based upon the foregoing, the Debtor submits that the Prepetition Creditors are adequately protected by the DIP Facility itself and that they would suffer enormous erosion in the value of their interests in collateral if the DIP Facility is not promptly approved.

    THE DIP FACILITY ALSO SATISFIES THE REQUIREMENTS OF 11 U.S.C.  364(c)

    The statutory requirement for obtaining post-petition credit under section 364(c) of the Bankruptcy Code is a finding, made after notice and a hearing, that the debtor-in-possession is "unable to obtain unsecured credit allowable under section 503(b)(1) of [the Bankruptcy Code] as an administrative expense." See In re Garland Corp., 6 B.R. 456, 461 (1st Cir. B.A.P. 1980) (secured credit under section 364(c)(2) is authorized, after notice and a hearing, upon a showing that unsecured credit is not available to the debtor); In re Crouse Group, Inc., 71 B.R. 544, 549 (Bankr. E.D. Pa.), modified on other grounds, 75 B.R. 553 (1987) (debtor seeking unsecured credit under section 364(c) of the Bankruptcy Code must demonstrate that it was unable to obtain unsecured credit pursuant to section 364(b) of the Bankruptcy Code).
    The Debtor will demonstrate that it could not have obtained post-petition financing on the terms and of the type and magnitude required in this case on an unsecured basis, or, indeed, without offering terms largely similar to those contained in the DIP Facility. The DIP Facility should therefore also be approved under section 364(c) of the Bankruptcy Code.

    THE DEBTOR'S USE OF CASH COLLATERAL SHOULD BE APPROVED

    In order to address its working capital needs and fund other costs and expenses associated with its reorganization efforts, the Debtor also requires the continued use of cash collateral. The DIP Facility together with the continued use of cash collateral will provide the Debtor with sufficient capital with which to operate its business, maximize value for the benefit of all constituencies, and successfully reorganize under chapter 11 protection.
    Pursuant to sections 363(c)(2)(B) and 363(e) of the Bankruptcy Code, a debtor-in-possession may, with court approval, use cash collateral without the secured creditors' consent if such creditor's interest in the cash collateral is adequately protected. As a general matter, by obtaining court approval to use cash collateral, the debtor can continue to operate its business and maintain and enhance the value of the secured creditor's collateral. See, e.g., Pursuit Athletic Footwear, 193 B.R. at 716-17 (approving the use of cash collateral where there was no diminution in collateral values and the debtor was operating profitably post-petition); T.H.B. Corp., 85 B.R. at 195 ("the stream of cash collateral will likely remain at an approximate even level over a sustained period, with new proceeds replacing old. The constant nature of this stream gives the [secured lender] protection for its cash collateral"); In re Constable Plaza Assoc., L.P., 125 B.R. 98, 105 (Bankr. S.D.N.Y. 1991) (debtor entitled to use cash collateral to operate and maintain office building, thereby protecting the value of secured lender's collateral); Stein, 19 B.R. at 460 (debtor authorized to use cash collateral over secured creditor's objection where collateral values were increasing as a result of the debtor's continued operations). For the reasons discussed herein, the Prepetition Creditors' interests in collateral are adequately protected, and the Debtor's continued use of cash collateral should therefore be approved.
    Prior to entry of the Final Order, the Debtor does not anticipate requiring the use of any cash collateral subject to the Mortgage Lien, but it does expect to utilize cash collateral subject to the Hibernia Lien, in the form of collections on prepetition receivables which were pledged to Hibernia. The Debtor proposes that Hibernia be granted a replacement lien on the Debtor's post-petition receivables to the extent of the cash collateral so used, which replacement lien will have the same validity and priority as the Hibernia Lien as of the Petition Date. With respect to cash collateral that may be covered by the Mortgage Lien, the Debtor believes that such cash collateral would represent insurance proceeds related to assets that were destroyed or damaged by the hurricane, and would appropriately be used to either finance rebuilding efforts or to reimburse Entergy, in connection with the grant of priming lien under the Final Order, for advances Energy made under the DIP Facility for purposes of such rebuilding.
    A denial of the relief requested herein will cause immediate and irreparable harm to the Debtor and its bankruptcy estate, and will also have a detrimental effect on the Prepetition Creditors' collateral. By granting the Debtor immediate access to the DIP Facility, the Court will ensure that the going concern value of the Debtor's assets is preserved, a value that is substantially greater than the value which would be realized from a piecemeal liquidation of those assets if the Debtor was forced to cease operations due to a lack of liquidity.
    For the foregoing reasons, the Debtor respectfully submits that ample justification exists for granting the relief requested herein.

    REQUEST FOR INTERIM AND FINAL RELIEF

    Bankruptcy Rule 4001(c)(2) provides that the Court "may commence a final hearing on a motion for authority to obtain credit no earlier than 15 days after service of the motion. If the motion so requests, the court may conduct a hearing before such 15 day period expires, but the court may authorize the obtaining of credit only to the extent necessary to avoid immediate and irreparable harm to the estate pending a final hearing." Fed. R. Bankr. P. 4001(c)(2). The Debtor respectfully submits that, for the reasons set forth herein, entry of the Interim Order is necessary to avoid immediate and irreparable harm to the Debtor's estate.
    As noted above, the Debtor is not proposing to impose priming liens under the Interim Order on the assets encumbered by liens in favor of existing Prepetition Creditors. However, the Debtor is proposing to grant the panoply of available liens and protections available under the Bankruptcy Code short of such a priming lien, and to have any priming lien granted under the Final Order apply nunc pro tunc to advances made under the Interim Order.
    The Debtor further requests that the Court schedule the Final Hearing on approval of the DIP Facility no later than thirty (30) days after entry of the Interim Order.

    NOTICE

    Notice of this Motion has been given to the following parties: (i) the Office of the United States Trustee for the Eastern District of Louisiana; (ii) counsel to Entergy; (iii) counsel to the Trustee and the Co-Trustee under the Indenture; (iii) counsel to Hibernia; (iv) the governmental entities that may assert regulatory authority over the Debtor; and (v) the Debtor's twenty (20) largest unsecured creditors. In light of the nature of the relief requested herein, the Debtor submits that no other or further notice is required.

    NO PRIOR REQUEST

    The Debtor has made no prior application for the relief requested herein to this or any other Court.

WHEREFORE, the Debtors respectfully request that the Court grant the relief requested herein and grant such other and further relief as may be just and proper.

Respectfully submitted,

_______________________________
R. PATRICK VANCE (#13008)
ELIZABETH J. FUTRELL (#5863)
NAN ROBERTS EITEL (#19910)

Jones, Walker, Waechter, Poitevent,
Carrere & Denegre, L.L.P.
8555 United Plaza Boulevard
Baton Rouge, Louisiana 70809-7000
Telephone: 225-248-2000
Fax: 225-248-2010

- and -

TARA G. RICHARDS (#26356)
Jones, Walker, Waechter, Poitevent,
Carrere & Denegre, L.L.P.
500 Dover Boulevard, Suite 120
Lafayette, Louisiana 70503
Telephone: 337-406-5610
Fax: 337-406-5630

Attorneys for Entergy New Orleans, Inc.

________________________
1.  Borrowings under the Hibernia Facility are secured by a first priority lien (the "Hibernia Lien") on the Debtor's accounts receivable.  Property of the Debtor that is not encumbered by either the Mortgage Liens or the Hibernia Liens is referred to herein as the "Unencumbered Collateral."

2.  The following description of the terms of the DIP Facility is intended solely to provide the Court and interested parties with a brief overview of the significant terms thereof.  For a complete description of the terms and conditions of the DIP Facility

Exhibit A

United States Bankruptcy Court

For The EASTERN District of LOUISIANA

Chapter 11 Case No. 05-____________
In re ENTERGY NEW ORLEANS, INC., Debtor.	) ) ) ) ) )

INTERIM ORDER (I) AUTHORIZING DEBTOR TO OBTAIN
POST-PETITION FINANCING PURSUANT TO 11 U.S.C.  105,
361, 362, 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) AND 364(e),
(II) GRANTING ADEQUATE PROTECTION TO PRE-PETITION
SECURED PARTIES PURSUANT TO 11 U.S.C.  361, 362,
363 AND 364 AND (III) SCHEDULING FINAL HEARING
PURSUANT TO BANKRUPTCY RULES 2002, 4001 AND 9014

Upon the motion (the "Motion"), dated September 23, 2005, of Entergy New Orleans, Inc., the debtor and debtor-in-possession (the "Borrower or the Debtor") in the above-captioned case (the "Chapter 11 Case"), pursuant to sections 105, 361, 362, 363(c)(2), 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) and 364(e) of title 11 of the United States Code (the "Bankruptcy Code"), and Rules 2002, 4001 and 9014 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), seeking, among other things:

    authorization for the Debtor to obtain post-petition financing (the "Financing"), up to the aggregate principal amount of $200 million (the actual available principal amount at any time being subject to those conditions set forth in the DIP Credit Agreement between the Borrower and Entergy Corporation (the "DIP Lender"), substantially in the form attached as Exhibit A to the Motion (the "DIP Agreement"));
    authorization for the Debtor to execute and enter into the DIP Agreement and to perform such other and further acts as may be required in connection with the DIP Agreement;
    the granting of first priority senior security interests and liens in favor of the DIP Lender upon all property of the debtor prior to and after the date on which the Debtor filed the Chapter 11 Case (the "Petition Date"), whether existing on the Petition Date or thereafter acquired, that is Unencumbered Property of the Debtor (as defined below);
    effective upon entry of this Interim Order the granting of security interests and liens in favor of the DIP Lender upon all pre-petition and post-petition property of the Debtor, whether now existing or hereafter acquired, junior only to valid, perfected and unavoidable liens in existence immediately prior to the Petition Date or to valid and unavoidable liens in existence immediately prior to the Petition Date that are perfected subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code, including those liens, if any, of:

    a) The Bank of New York (successor to Harris Trust Company of New York and Bank of Montreal Trust Company) as Trustee and Stephen J. Giurlando (successor to Mark F. McLaughlin and Z. George Klodnicki) as Co-Trustee (in such capacity, collectively, the "Pre-Petition Bond Trustee") pursuant to a Mortgage and Deed of Trust dated as of May 1, 1987 (as supplemented or amended from time to time, the "Pre-Petition Indenture") in respect of certain real and personal property of the Debtor (the "Bond Collateral") securing the indebtedness under the Pre-Petition Indenture plus, in each case, interest thereon and any fees, expenses (including any attorneys', accountants', appraisers' and financial advisors' fees that are chargeable or reimbursable under the Pre-Petition Indenture), charges and other obligations incurred in connection therewith as provided in the Pre-Petition Indenture hereinafter referred to as the "Pre-Petition Bond Obligations"), and

    b) Hibernia National Bank ("Hibernia") pursuant to a Loan Agreement effective as of July 6, 2004 between Hibernia and the Debtor (as supplemented or amended from time to time) and a Security Agreement effective as of July, 2005 (collectively, the "Hibernia Agreements") in respect of certain accounts receivable and other personal property of the Debtor (the "Pre-Petition A/R Collateral") securing the indebtedness under the Hibernia Agreements including interest, charges or other obligations incurred in connection therewith (collectively, the "Pre-Petition Hibernia Obligations");

    effective upon entry of the Final Order granting such relief the granting of Priming Liens (as defined below) to the DIP Lender in the Bond Collateral and the granting of adequate protection of the security interests and liens (provided that such security interests and liens are valid, perfected and indefeasible as of the Petition Date) to the Pre-Petition Bond Trustee (for itself and the benefit of the general and refunding bondholders under the Pre-Petition Indenture (the "Bondholders")), whose liens and security interests are being primed by the Financing effective upon entry of a Final Order (as defined below) but nunc pro tunc to the entry of this Order;
    authorization for the Debtor to use cash collateral, if any (as such term is defined in the Bankruptcy Code), in which Hibernia has an interest, and the granting of adequate protection to Hibernia with respect to, inter alia, such use of its cash collateral and all use and diminution in the value of the liens and security interests (the "Pre-Petition A/R Liens") in the Pre-Petition A/R Collateral;
    the granting of superpriority claims to the DIP Lender payable from, and having recourse to, all pre-petition and post-petition property of the Debtor's estate and all proceeds thereof, subject to the Carve-Out (as defined below);
    effective upon entry of the Final Order granting such relief, the limitation of the Debtor's and its estate's right to surcharge against collateral pursuant to section 506(c) of the Bankruptcy Code;
    pursuant to Bankruptcy Rule 4001, that an interim hearing (the "Interim Hearing") on the Motion be held before this Court to consider entry of the proposed interim order annexed to the Motion (the "Interim Order") (a) authorizing the Borrower, on an interim basis, to forthwith borrow from the DIP Lender under the DIP Agreement up to an aggregate principal amount not to exceed $150 million (subject to the discretion of the DIP Lender), (b) authorizing the Debtor's use of cash collateral, and (c) granting the adequate protection described herein; and
    that this Court schedule a final hearing (the "Final Hearing") to be held within 30 days of entry of this Order to consider entry of a final order authorizing the balance of the borrowings under the DIP Agreement on a final basis, as set forth in the Motion and the DIP Agreement filed with this Court (the "Final Order").

Notice of the Motion, the relief requested therein and the Interim Hearing has been served by the Debtor in accordance with Rules 4001(b) and (c) on the twenty (20) largest unsecured creditors of the Debtor, on the DIP Lender, Hibernia, the Pre-Petition Bond Trustee, and on the United States Trustee for the Eastern District of Louisiana.

The Interim Hearing having been held by this Court on September 26, 2005.

Upon the record made by the Debtor at the Interim Hearing and after due deliberation and consideration and sufficient cause appearing therefor;

IT IS FOUND, DETERMINED, ORDERED AND ADJUDGED, that:

    Jurisdiction. This Court has core jurisdiction over the Chapter 11 Case, this Motion, and the parties and property affected hereby pursuant to 28 U.S.C.  157(b) and 1334. Venue is proper before this Court pursuant to 28 U.S.C.  1408 and 1409.
    Notice. The notice given by the Debtor of the Motion and the Interim Hearing complies with Bankruptcy Rules 4001(b) and (c).
    Findings Regarding the Financing and Use of Cash Collateral.
      Good cause has been shown for the entry of this Interim Order.
      The Debtor has an immediate need to authorize the Financing and use of Cash Collateral (as defined below), if any, in order to permit, among other things, the repairing and rebuilding of its business and operations in the wake of Hurricane Katrina, the orderly continuation of the operation of its business, to maintain business relationships with vendors, suppliers and customers, to make payroll and to satisfy other working capital and operational needs. The ability of the Debtor to obtain sufficient capital to repair and rebuild and reestablish its business and operations and to obtain sufficient working capital and liquidity through the use of Cash Collateral (as defined below), incurrence of new indebtedness for borrowed money and other financial accommodations is vital to the preservation and maintenance of the going concern value of the Debtor and to a successful reorganization of the Debtor.
      The Debtor has been unable to obtain financing from sources other than the DIP Lender on more favorable terms than under the DIP Agreement and is unable to obtain adequate unsecured credit allowable under section 503(b)(1) of the Bankruptcy Code as an administrative expense. The Debtor is also unable to obtain secured credit allowable under sections 364(c)(1), 364(c)(2) and 364(c)(3) of the Bankruptcy Code without the Debtor granting to the DIP Lender, effective upon the entry of the Final Order and subject to the Carve-Out as provided for herein, the DIP Liens and the Superpriority Claims (each as defined below) under the terms and conditions set forth in this Order and in the DIP Agreement. The terms of the Financing and the use of Cash Collateral, if any, appear to be fair and reasonable, reflect the Debtor's exercise of prudent business judgment consistent with its fiduciary duties and constitute reasonably equivalent value and fair consideration.
      Based on the record presented to the Court by the Debtor, it appears that the Financing has been negotiated in good faith between the Debtor and the DIP Lender, and all of the Debtor's obligations and indebtedness arising under, in respect of or in connection with the Financing and the DIP Agreement, including without limitation, (i) all loans made to the Debtor pursuant to the DIP Agreement, and (ii) any other Obligations (as defined in the DIP Agreement), (all of the foregoing in clauses (i) and (ii) collectively, the "DIP Obligations"), have been extended by the DIP Lender in good faith, as that term is used in section 364(e) of the Bankruptcy Code and in express reliance upon the protections offered by section 364(e) of the Bankruptcy Code, and shall be entitled to the full protection of section 364(e) of the Bankruptcy Code in the event that this Order or any provision hereof is vacated, reversed or modified, on appeal or otherwise.
      The Debtor has requested entry of this Order pursuant to Bankruptcy Rules 4001(b)(2) and 4001(c)(2). Absent entry of this Order, the Debtor's estate will be immediately and irreparably harmed. Consummation of the Financing and the use of Cash Collateral, if any, in accordance with this Order and the DIP Agreement is therefore in the best interest of the Debtor's estate.
    Authorization of the Financing and the DIP Agreement.
      The Debtor is hereby authorized to enter into the DIP Agreement. The Borrower is hereby authorized on an interim basis to borrow money pursuant to the DIP Agreement, up to an aggregate principal or face amount of $150,000,000 (plus interest and other expenses provided for in the DIP Agreement), subject to the discretion of the DIP Lender, until entry of the Final Order with respect to the Motion and thereafter in such amounts as may be permitted by such Final Order, all in accordance with the terms of this Order and the DIP Agreement, which shall be used for all purposes permitted under the DIP Agreement.
      In furtherance of the foregoing and without further approval of this Court, the Debtor is authorized to do and perform all acts, to make, execute and deliver all instruments and documents (including, without limitation, the execution or recordation of security agreements, mortgages and financing statements), and to pay all amounts that may be reasonably required or necessary for the Debtor's performance of its obligations under the DIP Agreement, including, without limitation:
        the execution, delivery and performance of the DIP Agreement, the execution, delivery and performance of one or more amendments to the DIP Agreement for, among other things, the purpose of (x) adding or substituting entities as DIP Lenders, or (y) at any time prior to the entry of the Final Order, changing the structure, terms or pricing of the Financing, in each case of (x) and (y), in such form as the Debtor and the DIP Lender may agree; provided that the Debtor shall provide such notice as is practicable of any proposed amendments in advance of the Final Hearing to the United States Trustee for the Eastern District of Louisiana and counsel for any statutory committee of unsecured creditors appointed in the Chapter 11 Case (each, a "Committee"), provided, further, that the failure to provide such notice shall have no impact on the effectiveness of any such amendment, and (B) it is understood that no further approval of this Court shall be required for amendments to the DIP Agreement that do not shorten the maturity of the extensions of credit thereunder, do not increase the maximum aggregate amount of indebtedness that may be incurred thereunder, or do not increase the rate of interest or other amounts payable thereunder, and provided, further, that a copy of the proposed Final Order shall be made available to parties in interest on written request or before ten (10) days prior to the Final Hearing, the non-refundable payment to the DIP Lender of the reasonable costs and expenses as may be due from time to time, including, without limitation, reimbursable fees and reasonable and documented expenses of the professionals retained as provided for in the DIP Agreement, and the performance of all other acts required or advisable under or in connection with the DIP Agreement.
      Upon execution and delivery of the DIP Agreement and the entry of this Order, the DIP Agreement shall constitute the valid and binding obligations of the Debtor, enforceable against the Debtor in accordance with the terms of the DIP Agreement and this Order. No obligation, payment, transfer or grant of security under the DIP Agreement or this Order shall be stayed, restrained, voidable, or recoverable under the Bankruptcy Code or under any applicable law (including without limitation, under section 502(d) of the Bankruptcy Code), or subject to any defense, reduction, setoff, recoupment or counterclaim.
    Superpriority Claims.
      Pursuant to section 364(c)(1) of the Bankruptcy Code, all of the DIP Obligations shall constitute allowed claims against the Debtor with priority over any and all administrative expenses, diminution claims (including all Adequate Protection Obligations (as defined below)) and all other claims against the Debtor, now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code, and over any and all administrative expenses or other claims arising under sections 105, 326, 328, 330, 331, 503(b), 507(a), 507(b), 726, 1113, 1114 or any other provisions of the Bankruptcy Code (the "Superpriority Claims"), whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy or attachment, which allowed claims shall be payable from and have recourse to all pre- and post-petition property of the Debtor and all proceeds thereof, subject only to the payment of the Carve-Out to the extent specifically provided for herein.
      For purposes hereof, the "Carve-Out" means (A) all allowed professional fees and disbursements incurred by the professionals retained pursuant to Bankruptcy Code  327 or 1103(a) by the Debtor and Committee (and any disbursements of any member of such Committee) (i) in an aggregate allowed amount not to exceed $500,000 on account of such professional fees and disbursements incurred following an Event of Default (as defined in the DIP Agreement), and (B) all fees required to be paid to the Clerk of the Bankruptcy Court and to the United States Trustee under section 1930(a) of title 28 of the United States Code. Prior to the occurrence of an Event of Default, the Debtor may pay the aggregate allowed amount of all unpaid professional fees and disbursements incurred, accrued or invoiced from the Petition Date until an Event of Default; provided, that all such professional fees and disbursements to the extent allowed shall be paid pursuant to any applicable interim compensation procedures established in an order of the Bankruptcy Court and shall be subject to final allowance by order of the Bankruptcy Court under sections 330 and 331 of the Bankruptcy Code. The DIP Lender shall not be responsible for the direct payment or reimbursement of any professional fees or disbursements incurred in connection with the Chapter 11 Case under any chapter of the Bankruptcy Code, and nothing in this Order or otherwise shall be construed to obligate the DIP Lender in any way to pay professional fees or disbursements, or to ensure that the Debtor has sufficient funds to pay such professional fees or disbursements.
    DIP Liens. As security for the DIP Obligations, effective and perfected upon the date of this Order, the following security interests and liens are hereby granted to the DIP Lender (all property identified in clauses (a), (b) and (c) below being collectively referred to as the "Collateral"), subject to the payment of the Carve-Out (all such liens and security interests granted to the DIP Lender pursuant to this Order and the DIP Agreement, the "DIP Liens"):
      First Lien on Unencumbered Property. Pursuant to section 364(c)(2) of the Bankruptcy Code, the DIP Lender is hereby granted a valid, binding, continuing, enforceable, fully-perfected first priority senior security interest in and lien upon all pre- and post-petition property of the Debtor, whether existing on the Petition Date or thereafter acquired, that, on or as of the Petition Date is not subject to valid, perfected and non-avoidable liens (collectively, "Unencumbered Property"), including without limitation, all cash and cash collateral of the Debtor (whether maintained with the DIP Lender or otherwise) and any investment of such cash and cash collateral, inventory, accounts receivable, intercompany notes, tax refund claims, insurance proceeds and tort claims whether arising before or after the Petition Date, contracts, properties, plants, equipment, general intangibles, documents, instruments, interests in leaseholds, real properties, chattel paper, fixtures, deposit and other accounts, patents, copyrights, trademarks, trade names, rights under license agreements and other intellectual property, any rights with any regulatory or other federal or state agencies, including any grants, subsidies, incentives or other relief provided to victims of Hurricane Katrina and the proceeds of all the foregoing. Unencumbered Property shall exclude the Debtor's claims and causes of action under sections 544, 545, 547, 548 and 550 of the Bankruptcy Code or any other avoidance actions under the Bankruptcy Code (collectively, "Avoidance Actions") and any proceeds or property recovered, unencumbered or otherwise the subject of successful Avoidance Actions (other than for Avoidance Actions, if any, against the DIP Lender or any of the Entergy Affiliates which Avoidance Actions shall be included in the definition of Unencumbered Property).
      Liens Junior to Certain Other Liens. Pursuant to section 364(c)(3) of the Bankruptcy Code, and prior to entry of the Final Order as provided in the preceding paragraph, the DIP Lender is hereby granted valid, binding, continuing, enforceable, fully-perfected security interests in and liens upon all pre-petition and post-petition property of the Debtor (other than the property described in clause (a) of this paragraph 6, as to which the liens and security interests in favor of the DIP Lender will be as described in such clauses), whether now existing or hereafter acquired, that is subject to valid, perfected and unavoidable liens in existence immediately prior to the Petition Date or to valid and unavoidable liens in existence immediately prior to the Petition Date that are perfected subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code, including such liens and security interests of the Pre-Petition Bond Trustee in the Bond Collateral and such liens and security interests of Hibernia in the Pre-Petition A/R Collateral and any Adequate Protection Liens granted pursuant to this Order, which security interests and liens in favor of the DIP Lender are junior to the extent such liens and security interests are valid, perfected and unavoidable liens.
      Liens Senior to Certain Other Liens. The DIP Liens and the Adequate Protection Liens (as defined below) shall not be subject or subordinate to (i) any lien or security interest that is avoided and preserved for the benefit of the Debtor and its estate under section 55l of the Bankruptcy Code or (ii) any liens arising after the Petition Date including, without limitation, any liens or security interests granted in favor of any federal, state, municipal or other governmental unit, commission, board or court for any liability of the Debtor.
    The Cash Collateral. For purposes of this Order, the term "Cash Collateral" shall mean and include all "cash collateral" as defined in section 363 of the Bankruptcy Code, deposits subject to setoff, and cash arising from the collection, sale, lease or other disposition, use or conversion to cash of any property of the Debtor in which and solely to the extent that Hibernia has any valid, perfected and unavoidable liens or security interests, whether such liens or security interests (including, without limitation, any adequate protection liens or security interests) existed on the Petition Date or arise thereafter pursuant to this Order, the Final Order or any other order of the Court, applicable law or otherwise.
    Use of Cash Collateral. The Debtor is hereby authorized to use all Cash Collateral, if any, of Hibernia, provided, that Hibernia is granted adequate protection as hereinafter set forth. The use of cash collateral as defined in section 363 of the Bankruptcy Code, if any, of the Pre-Petition Bond Trustee (for itself and for the benefit of the Bondholders), shall be subject to the terms of the Final Order or other order of the Bankruptcy Court.
    Adequate Protection. Pursuant to sections 361 and 363(e) of the Bankruptcy Code, Hibernia is granted a replacement lien in post-petition receivables to secure an amount equal to the amount of Cash Collateral used (the "Adequate Protection Obligations"), which replacement lien will have the same validity and priority and be subject to the same rights, claim and defenses as Hibernia's lien in the Pre-Petition A/R Collateral as existed prior to the Petition Date subject only to the Carve-Out (the "Adequate Protection Liens").
    Perfection of DIP Liens and Adequate Protection Liens.
      The DIP Lender and Hibernia are hereby authorized, notwithstanding section 362(a) of the Bankruptcy Code, but are not required, to execute, file or record, as appropriate, financing statements, trademark filings, copyright filings, mortgages, notices of lien or similar instruments in any jurisdiction or take any other action in order to validate and perfect the liens and security interests granted to them hereunder. Whether or not the DIP Lender with respect to the DIP Liens or Hibernia with respect to the Adequate Protection Liens shall, in its or their sole discretion, choose to file such financing statements, trademark filings, copyright filings, mortgages, notices of lien or similar instruments or otherwise confirm perfection of the liens and security interests granted to them hereunder, except as otherwise provided herein, such liens and security interests shall be deemed valid, perfected, allowed, enforceable, non-avoidable and not subject to challenge, dispute or subordination, at the time and on the date of entry of this Order. Upon the request of the DIP Lender or Hibernia, each of the DIP Lender or Hibernia and, without any further consent of any party, is authorized to take, execute and deliver such instruments (in each case without representation or warranty of any kind) to enable the DIP Lender or Hibernia to further validate, perfect, preserve and enforce the DIP Liens (in the case of the DIP Lender) or the Adequate Protection Liens (in the case of Hibernia).
      A certified copy of this Order may, in the discretion of the DIP Lender or Hibernia, be filed with or recorded in filing or recording offices in addition to or in lieu of such financing statements, mortgages, notices of lien or similar instruments, and all filing offices are hereby authorized to accept such certified copy of this Order for filing and recording.
    Preservation of Rights Granted Under the Order.
      No claim or lien having a priority superior to or pari passu with those granted by this Order to the DIP Lender shall be granted or allowed while any portion of the Financing (or any refinancing thereof) or the commitments thereunder or the DIP Obligations remain outstanding, whether under section 364(d) of the Bankruptcy Code or otherwise.
      Unless all DIP Obligations shall have been paid in full in cash and the DIP Agreement shall have been terminated (collectively, the "DIP Pay-Out"), the Debtor shall not seek, and it shall constitute an Event of Default (in addition to any other Event of Default contained in the DIP Agreement) and a termination of the right to use Cash Collateral if the Debtor seeks, or if there is entered, (i) any modifications or extensions of this Order without the prior written consent of the DIP Lender, and no such consent shall be implied by any other action, inaction or acquiescence by the DIP Lender, or (ii) an order dismissing the Chapter 11 Case. If an order dismissing the Chapter 11 Case under section 1112 of the Bankruptcy Code or otherwise is at any time entered, such order shall provide (in accordance with sections 105 and 349 of the Bankruptcy Code) that the rights, liens, claims and security interests granted to the DIP Lender and, as applicable, Hibernia pursuant to this Order shall continue in full force and effect and shall maintain their priorities as provided in this Order until the DIP Pay-Out shall have occurred and all Adequate Protection Obligations shall have been paid and satisfied in full in cash (and that such rights, liens, claims and security interests granted herein, shall, notwithstanding such dismissal, remain binding on all parties in interest).
      If any or all of the provisions of this Order are hereafter reversed, modified, vacated or stayed, such reversal, modification, vacation or stay shall not affect (i) the validity or enforceability of any DIP Obligations or Adequate Protection Obligations incurred prior to the actual receipt of written notice by the DIP Lender, Hibernia, or the Pre-Petition Bond Trustee, as applicable, of the effective date of such reversal, stay, modification or vacation or (ii) the validity, priority, perfection or enforceability of any security interest, lien or priority authorized or created hereby or pursuant to the DIP Agreement with respect to any DIP Obligations, the Adequate Protection Obligations. Notwithstanding any such reversal, stay, modification or vacation, all obligations and other financial accommodations made pursuant to this Order, all DIP Obligations and any use of Cash Collateral, if any, Collateral, Pre-Petition A/R Collateral or Bond Collateral, by the Debtor prior to the actual receipt of written notice by the DIP Lender, Hibernia or the Pre-Petition Bond Trustee, as applicable, of the effective date of such reversal, stay, modification or vacation shall be governed in all respects by the original provisions of this Order, and the DIP Lender, Hibernia and Pre-Petition Bond Trustee (for itself and for the benefit of the Bondholders) shall be entitled to all the rights, remedies, privileges and benefits granted herein, including, without limitation, the DIP Liens, Superpriority Claims, Adequate Protection Obligations and the Adequate Protection Liens.
      Except as expressly provided in this Order or in the DIP Agreement, the DIP Liens, Adequate Protection Liens, the Superpriority Claims, and all other rights and remedies of the DIP Lenders, Hibernia and the Pre-Petition Bond Trustee (for itself and for the benefit of the Bondholders) granted by the provisions of this Order and the DIP Agreement shall survive, and shall not be modified, impaired or discharged by the entry of an order converting the Chapter 11 Case to a case under chapter 7, dismissing the Chapter 11 Case, or by any other act or omission, nor shall the DIP Liens, the Adequate Protection Liens, the Superpriority Claims, or any of the other rights and remedies of the DIP Lenders, Hibernia or the Pre-Petition Bond Trustee granted by the provisions of this Order and the DIP Agreement be modified, impaired or discharged by the entry of an order confirming a plan of reorganization in the Chapter 11 Case and, pursuant to section 1141(d)(4) of the Bankruptcy Code, the Debtor has waived any discharge as to any remaining DIP Obligations and such waiver is hereby approved. The terms and provisions of this Order and the DIP Agreement shall continue in the Chapter 11 Case, or in any superseding chapter 7 case under the Bankruptcy Code, and the DIP Liens, the Superpriority Claims and all other rights and remedies of the DIP Lender granted by the provisions of this Order and the DIP Agreement shall continue in full force and effect until the DIP Obligations are indefeasibly paid in full.
    Limitation on Use of Financing Proceeds and Collateral. Notwithstanding anything herein or in any other order by this Court to the contrary, no borrowings, Cash Collateral, Collateral or the Carve-Out may be used to object, contest or raise any defense to, the validity, perfection, priority, extent or enforceability of any amount due under the DIP Agreement, the liens or claims granted under this Order or the DIP Agreement.
    Order Governs. In the event of any inconsistency between the provisions of this Order and the DIP Agreement, the provisions of this Order shall govern.
    Binding Effect; Successors and Assigns. The DIP Agreement and the provisions of this Order, including all findings herein, shall be binding upon all parties in interest in the Chapter 11 Case, including, without limitation, the DIP Lender, Hibernia, the Pre-Petition Bond Trustee (for itself and for the benefit of the Bondholders), any Committee appointed in the Chapter 11 Case, and the Debtor and its successors and assigns (including any chapter 7 or chapter 11 trustee hereinafter appointed or elected for the estate of the Debtor) and shall inure to the benefit of the DIP Lender, Hibernia, the Pre-Petition Bond Trustee (for itself and for the benefit of the Bondholders), and the Debtor and its successors and assigns; provided, however, that the DIP Lender shall have no obligation to extend any financing to any chapter 7 trustee or similar responsible person appointed for the estate of the Debtor.
    Final Hearing. The Final Hearing is scheduled for October ___, 2005 at __:__ _.m. before this Court.

The Debtor shall promptly mail copies of this Order (which shall constitute adequate notice of Final Hearing, including without limitation, notice that the Debtor will seek approval at the Final Hearing of a waiver of rights under section 506(c) of the Bankruptcy Code and priming of the liens of the Pre-Petition Bond Trustee (for itself and for the benefit of the Bondholders)) (to the parties having been given notice of the Interim Hearing, the landlords on the Debtor's real property leases, any government entity with jurisdiction and authority to levy a tax on the Debtor or its operations and to any other party that has filed a request for notices with this Court and to any Committee after the same has been appointed, or Committee counsel, if the same shall have been appointed. Any party in interest objecting to the relief sought at the Final Hearing shall serve and file written objections; which objections shall be served upon (a) Jones Walker, Four United Plaza, 8555 United Plaza Boulevard, Baton Rouge, Louisiana 70809, Attn: R. Patrick Vance, Esq., attorneys for the Debtor; (b) Cronin & Vris, LLP, 380 Madison Avenue, New York, New York 10017, Attn: J. Ronald Trost, Esq., Sidley Austin Brown & Wood, 10 South Dearborn, Chicago, Illinois 60603, Attn: Shalom L. Kohn, Esq., and Kantrow Spaht Weaver and Blitzer (APLC), P.O. Box 2997, Baton Rouge, Louisiana 70821-2997, Attn: David S. Rubin, Esq., attorneys for Entergy Corporation; (c) the Office of the United States Trustee for the Eastern District of Louisiana, and shall be filed with the Clerk of the United States Bankruptcy Court, Eastern District of Louisiana, in each case to allow actual receipt by the foregoing no later than October ___, 2005 at 5:00 p.m., prevailing Eastern time.

Dated: September ___, 2005	UNITED STATES BANKRUPTCY JUDGE

Exhibit B

DIP CREDIT AGREEMENT

This DIP CREDIT AGREEMENT (this "Agreement"), dated as of September 26, 2005, is entered into by and between Entergy New Orleans, Inc., a Louisiana corporation, as a debtor-in-possession ("Borrower"), and Entergy Corporation, a Delaware corporation ("Lender").

W I T N E S S E T H:

WHEREAS, on September 23, 2005 (the "Petition Date"), Borrower commenced Chapter 11 Case No. [__________] (the "Chapter 11 Case") by filing a voluntary petition for reorganization under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. 101 et seq. (the "Bankruptcy Code"), with the United States Bankruptcy Court for the Eastern District of Louisiana (the "Bankruptcy Court"). Borrower continues to operate its business and manage its property as a debtor and debtor-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code.

WHEREAS, Borrower has requested that Lender provide a secured uncommitted revolving credit facility to Borrower of up to Two Hundred Million Dollars ($200,000,000) to fund the working capital and general corporate requirements of Borrower, including reconstruction costs, during the pendency of the Chapter 11 Case;

WHEREAS, Lender may from time to time in its sole discretion, upon the request of Borrower, make loans to Borrower hereunder in amounts not exceeding in the aggregate at any time outstanding Two Hundred Million Dollars ($200,000,000);

WHEREAS, Borrower has agreed to secure all of its obligations under this Agreement by granting to Lender, under and pursuant to the Financing Orders (as defined below), a security interest in and lien upon the Collateral having the priority specified in the Financing Orders.

NOW, THEREFORE, in consideration of the foregoing recitals, and of the mutual covenants, conditions and provisions hereinafter set forth, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender and Borrower hereby agree as follows:

    Definitions. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

    "Business Day" shall mean any day other than a Saturday, Sunday or a public or bank holiday or the equivalent for banks generally under the laws of New York and Louisiana.

    "Change of Control" shall occur if Lender shall fail to own or control, directly or indirectly, 100% of the outstanding capital stock of Borrower.

    "Collateral" shall have the meaning assigned to such term in the Financing Order.

    "Cost of Funds Rate" means, as of any date of determination, a per annum rate equal to the weighted average cost as of such date of all outstanding Borrowings under (and as defined in) that certain Credit Agreement, dated as of May 25, 2005, among Lender, the financial institutions party thereto as "Banks" and Citibank, N.A., as Administrative Agent, as such agreement may be amended, restated, supplemented or otherwise modified from time to time (or any agreement that replaces such agreement as the primary revolving credit facility of Lender). The Cost of Funds Rate shall be calculated daily.

    "Interim Order" means, collectively, the order of the Bankruptcy Court entered in the Chapter 11 Case after an interim hearing (assuming satisfaction of the standards prescribed in Section 364 of the Bankruptcy Code and Bankruptcy Rule 4001 and other applicable law), together with all extension, modifications, and amendments thereto, in form and substance satisfactory to Lender, which, among other matters but not by way of limitation, authorizes, on an interim basis, Borrower to execute and perform under the terms of this Agreement.

    "Final Order" means, collectively, the order of the Bankruptcy Court entered in the Chapter 11 Case after a final hearing under Bankruptcy Rule 4001(c)(2) or such other procedures as approved by the Bankruptcy Court which order shall be satisfactory in form and substance to Lender (including such additional provisions not present in the Interim Order as Lender shall require), and from which no appeal or motion to reconsider has been timely filed, or if timely filed, such appeal or motion to reconsider has been dismissed or denied (unless Lender waives such requirement), together with all extensions, modifications and amendments thereto, which, among other matters but not by way of limitation, authorizes Borrower to obtain credit, incur (or guaranty) debt, and grant Liens under this Agreement and provides for the super priority of Lender's claim.

    "Financing Order" means, the Interim Order or the Final Order, whichever is in effect at the time of any determination hereunder, and "Financing Orders" means the Interim Order and the Final Order, collectively.

    "Governmental Authority" means any nation or government, any state, city, province or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

    "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever.

    "Maturity Date" means the earliest of (a) August 23, 2006, (b) November 10, 2005, if the Final Order has not been entered by the Bankruptcy Court on or prior to such date, (c) the date of acceleration of the Obligations of Borrower hereunder pursuant to Section 6, (d) the date of the closing of a sale of all or substantially all of Borrower's assets pursuant to Section 363 of the Bankruptcy Code or a confirmed plan of reorganization, and (e) the effective date of a plan of reorganization or arrangement in the Chapter 11 Case.

    "Maximum Amount" means (i) after entry of the Interim Order and until entry of the Final Order, One Hundred Fifty Million Dollars ($150,000,000) and (ii) after entry of the Final Order, Two Hundred Million Dollars ($200,000,000).

    "Obligations" means all unpaid principal of and accrued and unpaid interest on the Loans and all other expenses, reimbursements, indemnities and other obligations of Borrower to Lender hereunder.

    "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or Governmental Authority.

    "SEC Order" means an order or formal written approval by the Securities and Exchange Commission permitting Lender to make the Loans on an interest-bearing and paying basis, in form and substance satisfactory to Lender, and, from and after the date of the Final Order, on a priming lien basis.

    Revolving Facility.
      Loans. Lender may, in its sole discretion, upon request of Borrower in accordance with Section 1(b), make loans (each a "Loan" and collectively, the "Loans") to Borrower from time to time prior to the Maturity Date; provided, that after giving effect to any such Loan the aggregate principal amount of Loans outstanding under this Agreement shall not exceed the Maximum Amount. Borrower may borrow, repay, and, in the sole discretion of Lender, reborrow amounts hereunder in accordance with the terms hereof.
      Borrowing Requests. Borrower may from time to time request a Loan under Section 1(a) by providing Lender with a borrowing request in writing or by telephone (or as otherwise agreed between Borrower and Lender) specifying (a) the amount of the requested Loan and (b) the requested date thereof, which shall be a Business Day. Lender, in its discretion, will make such Loan to Borrower by wire transfer in accordance with the instructions provided by Borrower (or as otherwise agreed between Borrower and Lender).
      Interest.
        Each Loan evidenced by this Agreement shall bear interest from the respective date of borrowing until the date of repayment by maturity, acceleration or otherwise. Interest shall accrue on the principal balance of each Loan from time to time outstanding hereunder at the Cost of Funds Rate, payable monthly. Borrower shall pay interest in cash on each such Loan in arrears on a date during each month to be specified by Lender, commencing with the date to be specified by Lender for the month of October. In addition, on any partial or complete payment or prepayment of principal of the Loans, Borrower shall pay the accrued and unpaid interest on any portion of the Loans so paid or prepaid. Upon the occurrence and during the continuance of an Event of Default, (x) the outstanding principal amount of the Loans (and any overdue interest) shall bear interest at the Cost of Funds Rate plus 5.00% per annum, computed and payable as provided above and (y) Lender may require the payment in cash of accrued interest on demand or at regular intervals more frequent than monthly. In no event shall the interest rate under this paragraph (i) exceed the maximum rate permitted under applicable law.
        Notwithstanding paragraph (i) of this Section 2(c), the outstanding Loans hereunder shall not accrue interest at any time prior to receipt by Lender of the SEC Order. Upon receipt by Lender of the SEC Order, each Loan shall be deemed to have accrued interest nunc pro tunc to the respective date of borrowing in accordance with paragraph (i) above, and all such accrued interest which otherwise would have come due hereunder had the SEC Order been in full force and effect shall be immediately due and payable.
    Payment.
    Payment at Maturity. All Loans shall be repaid by Borrower on the Maturity Date together with any accrued and unpaid interest on the principal being repaid on the Maturity Date.
    Prepayments. All cash receipts of Borrower shall be promptly paid to Lender for application to the Loans, subject to being reborrowed in accordance with the terms hereof.
    Method of Payment. All payments hereunder, including without limitation all payments of principal of and interest on the Loans, shall be made to Lender at its address referred to in Section 8(b) (or as otherwise agreed between Borrower and Lender) in immediately available funds. Whenever any payment hereunder becomes due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the interest due. Any payment made to Lender shall be applied in the following order: first, to the payment of any expenses owing to Lender; second, to the payment of interest on the Loans; third, to the payment of the principal amount of the Loans outstanding; and fourth, to any other amounts owing to Lender hereunder.
    Conditions to Effectiveness. This Agreement shall become effective as of the date first above written upon satisfaction of each of the following:
      Agreement. This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Borrower and Lender.
      Approvals. Lender shall have received satisfactory evidence that Borrower has obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement.
      Automatic Stay. The automatic stay shall have been modified to permit the creation and perfection of Lender's Liens and security interests and shall have been automatically vacated to permit enforcement of Lender's rights and remedies under this Agreement, as more fully set forth in the Interim Order.
      Interim Order. Entry by the Bankruptcy Court of the Interim Order by no later than September 26, 2005, in form and substance satisfactory to Lender.

5. Events of Default. Each of the following events shall be referred to herein as an "Event of Default":

    failure to make any payment of any installment of principal of or interest upon any Loan when due and payable; or
    the occurrence of any Change of Control; or
    Lender shall not have received, on or prior to November 30, 2005, the SEC Order; or
    either Lender or Borrower shall have failed to receive, as and when required, any consent or approval from any Governmental Authority necessary in order for such party to perform its obligations hereunder in accordance with all applicable laws, rules and regulations; or
    Borrower or its property shall become subject to any law, rule, regulation, tariff or rate ruling issued by any Governmental Authority that shall have, in the reasonable judgment of Lender, a material adverse effect on the ability of Borrower to collect reasonable fees and charges for its products and services; or
    any event occurs that has, or could reasonably be expected to have, a material adverse effect on the business, assets, operations, prospects or financial or other condition of Borrower; or
    the occurrence of any of the following in the Chapter 11 Case:
      the entry of an order amending, supplementing, staying, vacating or otherwise modifying this Agreement or the Interim Order or the Final Order without the written consent of Lender (other than the replacement of the Interim Order with the Final Order);
      the appointment of an interim or permanent trustee in the Chapter 11 Case or the appointment of a responsible person or an examiner in the Chapter 11 Case with expanded powers to operate or manage the financial affairs, the business, or reorganization of Borrower;
      the dismissal of the Chapter 11 Case, or the conversion of the Chapter 11 Case from one under Chapter 11 to one under Chapter 7 of the Bankruptcy Code;
      the entry of an order by the Bankruptcy Court granting relief from or modifying the automatic stay of Section 362 of the Bankruptcy Code (x) to allow any creditor to execute upon or enforce a Lien on any Collateral or (y) to permit the perfection of any Lien on the Collateral unless such Lien is or shall be junior in priority to the Liens of Lender therein (other than Liens equal to or senior to the Liens of Lender under and in accordance with the Financing Order);
      the entry of an order in the Chapter 11 Case avoiding or requiring repayment of any portion of the payments made on account of the Obligations owing under this Agreement;
      the entry of an order in the Chapter 11 Case granting any other super priority administrative claim or Lien equal or superior to that granted to Lender (other than claims and Liens equal to or senior to the claims and Liens of Lender under and in accordance with the Financing Order); or
      the Financing Order ceases to be in full force and effect.

6. Remedies.

(a) Certain Action Following a Default. If any Event of Default shall occur, then in each and every such case, Lender may, in its sole discretion (i) by notice in writing to Borrower declare all or any part of the unpaid balance of the Loans then outstanding to be immediately due and payable and (ii) subject to such limitations, if any, set forth in the Financing Order, exercise any rights and remedies provided to Lender under this Agreement, under the Financing Order or at law or equity.

(b) Cumulative Remedies. To the extent not prohibited by applicable law which cannot be waived, all of Lender's rights hereunder and under any other document between Lender and Borrower shall be cumulative.

(c) Waivers. To the extent that such waiver is not prohibited by the provisions of applicable law that cannot be waived, Borrower hereby waives (1) all presentments, demands for performance, notices of nonperformance (except to the extent required by this Agreement), protests, notices of protest and notices of dishonor; (2) any requirement of diligence or promptness on the part of Lender in the enforcement of its rights under this Agreement; (3) any and all notices of every kind and description which may be required to be given by any statute or rule of law; and (4) any defense (other than indefeasible payment in full) which it may now or hereafter have with respect to its liability under this Agreement.

7. Indemnification. Borrower agrees to indemnify, defend, and hold and save harmless Lender and its employees, agents, directors, members, management, officers or other affiliates (collectively, "Indemnitees") from any losses, damages, claims, actions, demands, or lawsuits of any kind whatsoever (including reasonably attorneys' fees) arising in any way directly or indirectly out of the transactions contemplated by this Agreement, except such as may be caused by the gross negligence or willful misconduct of the applicable Indemnitee. This Section 7 shall survive termination of this Agreement.

8. Miscellaneous.

    Expenses. Borrower agrees to pay all out-of-pocket expenses of Lender (including the reasonable fees and expenses of its counsel) in connection with the preparation of this Agreement and any amendments or supplements hereof and the enforcement of any provision of this Agreement or any such amendment or supplement.
    Notices. Any communication, notice or demand required or permitted to be given hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier at the address or telecopier number set forth in Schedule I hereto. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).
    Entire Agreement; Severability. This Agreement sets forth the parties' entire agreement and understanding in respect of the subject matter contained herein. Notwithstanding the foregoing, however, the Financing Order shall continue to govern the terms and conditions of the transactions contemplated hereby to the extent inconsistent with, or address matters not addressed in, this Agreement. If any term or provision hereof, or its application to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such terms to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby and each term hereof shall be valid and enforceable to the fullest extent permitted by applicable law.
    Assignment. Neither this Agreement nor any of the rights, interests or obligations of Borrower hereunder shall be assigned or otherwise transferred by Borrower, nor may Borrower delegate performance hereunder, except with Lender's prior written consent. Lender may assign this Agreement to any of its subsidiaries or to its or their successors or survivors without Borrower's prior consent.
    Amendments; Waivers. All amendments, supplements or other modifications hereof must be made by written agreement of the parties hereto.
    Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF LOUISIANA. EACH PARTY HERETO HEREBY CONSENTS AND AGREES THAT THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER AND LENDER PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT; PROVIDED, THAT LENDER AND BORROWER ACKNOWLEDGE THAT ANY APPEALS FROM THE BANKRUPTCY COURT MAY HAVE TO BE HEARD BY A COURT OTHER THAN THE BANKRUPTCY COURT; PROVIDED FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF LENDER.
    WAIVER OF VENUE. BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN SECTION 8(f). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 8(b). NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).
    Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. A facsimile copy of a signature hereto shall have the same effect as the original of such signature.
    Reinstatement. In the event that any payment hereunder, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
    Binding Agreement. This Agreement and all Liens created hereby or pursuant hereto shall be binding upon Borrower, the estate of Borrower, and any trustee or successor in interest of Borrower in the Chapter 11 Case or any subsequent case commenced under Chapter 7 of the Bankruptcy Code. This Agreement shall be binding upon, and inure to the benefit of, the successors of Lender and its assigns, transferees and endorsees. The Liens created by this Agreement and the Financing Orders shall be and remain valid and perfected in the event of the substantive consolidation or conversion of the Chapter 11 Case or any other bankruptcy case of Borrower to a case under Chapter 7 of the Bankruptcy Code or in the event of dismissal of the Chapter 11 Case or the release of any Collateral from the jurisdiction of the Bankruptcy Court for any reason, without the necessity that Lenders file financing statements or otherwise perfect its security interests or Liens under applicable law.

The remainder of this page is intentionally blank.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

ENTERGY NEW ORLEANS, INC.

By: ____________________________
Name:
Title:

ENTERGY CORPORATION

By: ____________________________
Name:
Title:

SCHEDULE I

Notice Information

Borrower

[______________]
[______________]
[______________]

with a copy to:

Jones Walker
Four United Plaza
8555 United Plaza Boulevard
Baton Rouge, LA 70809
Attn: R. Patrick Vance, Esq.
Fax: (225) 248-2010

Lender

[______________]
[______________]
[______________]

with a copy to:

Cronin & Vris, LLP
380 Madison Avenue
New York, NY 10017
Attn: J. Ronald Trost, Esq.
Fax: (212) 883-1314

and

Sidley Austin Brown & Wood LLP
10 S. Dearborn St.
Chicago, IL 60603
Attn: Shalom L. Kohn, Esq.
Fax: (312) 853-7036

and

Kantrow Spaht Weaver and Blitzer (APLC)
P.O. Box 2997
Baton Rouge, LA 70821-2997
Attn: David S. Rubin
Fax: (225) 343-0630